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                                                                    EXHIBIT 10.8

                   AMENDMENT TO S CORPORATION TERMINATION,
                 TAX ALLOCATION AND INDEMNIFICATION AGREEMENT



          This Amendment relates to the S Corporation, Termination, Tax Allocation and Indemnification Agreement dated as of March 24, 1997 (the "Agreement"), by and between International CompuTex, Inc., a Georgia corporation (the "Company"), and each of its then-current stockholders, Haim E. Dahan, Michael J. Galvin, Peter W. Jeng, James L. McAlarney and Patricia Tuxbury Salem (the "Stockholders"). The effective date of this Amendment is March 24, 1998.

                                   RECITALS:

          A. It was the intention of the Company and of the Stockholders at the time the Agreement was executed that the amount of termination payments made pursuant to Section 2.2 of the Agreement was intended to be equal to the net worth of the Company as of the Termination Date, as determined by the Company for accounting purposes. The Agreement provided for such distributions, however, based upon the Accumulated Adjustments Account, which is a term utilized in connection with the preparation of the federal income tax return for the Company. At the time the Agreement was executed, the parties to the Agreement had no reason to believe that the amount of distributions based upon net worth as calculated for accounting purposes would be different from the amount of distributions based upon the Accumulated Adjustment Account.

          B. The Company subsequently has determined that the calculation of the Accumulated Adjustments Account as of the Termination Date was less than the amount of net worth of the Company as of the Termination Date for accounting purposes.

          C. The conversion of the Company's tax status from an S Corporation to a C Corporation was completed in connection with its initial public offering of common stock. In the prospectus prepared in connection with such offering, the proposed distribution to the five Subchapter S stockholders of the Company was disclosed by reference to accumulated, undistributed earnings, without specific reference to any tax calculation, with the estimated amount of such distribution being $2.4 million dollars. The actual distribution made was $2,360,127. Reports issued by the Company to its shareholders and filed with the Securities and Exchange Commission have reflected the amount of distribution as $2,418,765, which was the amount anticipated prior to writing off certain receivables as uncollectible.

          D. Having considered the foregoing, the parties have mutually agreed to amend the Agreement to cause its terms to be consistent with the intentions of the parties and to be consistent with prior filings with the Securities and Exchange Commission and disclosures to shareholders of the Company. Each of the two members of the Board of Directors of the
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Company who are not parties to the Agreement has specifically consented to the execution and delivery of this Amendment.

          THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties hereto, and in consideration of the premises recited above, the Company and the Stockholders agree as follows:

     1.  The following defined term shall be added to Article I of the
Agreement:

         "Stockholders' Equity" shall have the meaning ascribed to such term under Generally Accepted Accounting Principles (GAAP), except that the Common Stock Par Value shall be subtracted from such amount.

     2. Section 2.2 of the Agreement shall be deleted in its entirety and replaced with the following:

          2.2  Termination Payments to Stockholders. Immediately prior to the
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     Termination Date, the Company shall distribute to the Stockholders (pro rata in accordance with the relative number of shares of stock of the Company held by each Stockholder as of the Termination Date) an amount equal to the Stockholders' Equity of the Company as of the Termination Date. Such distribution shall take the form of the assignment of accounts receivable of the Company as of the Termination Date, plus an amount of cash which, when combined with the amount of the accounts receivable to be distributable, equals the Stockholders' Equity of the Company as of the Termination Date. For purposes of this Section 2.2, the amount of the Stockholders' Equity of the Company shall be as determined by the Chief Financial Officer of the Company in accordance with the Company's books and records.

     3. Section 2.3, relating to future adjustments in distribution amounts resulting from any future examination of tax returns, shall be deleted in its entirety.

     4. Except as provided above, this Amendment shall not affect any other provisions of the Agreement, including without limitation those provisions requiring the Stockholders to indemnify the Company for any tax liabilities of the Company attributable to periods of time prior to the Termination Date or which are incurred by the Company as a result of any adjustment in the taxable income of the Stockholders for any period prior to the Termination Date.

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     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.



INTERNATIONAL COMPUTEX, INC.

By:       /s/ Ralph E. Walter
   -----------------------------------

Title: Chief Financial Officer


STOCKHOLDERS:

       /s/ Haim E. Dahan
--------------------------------------
Haim E. Dahan

       /s/ Michael J. Galvin
--------------------------------------
Michael J. Galvin

       /s/ Peter W. Jeng
--------------------------------------
Peter W. Jeng

       /s/ James L. McAlarney
--------------------------------------
James L. McAlarney

       /s/ Patricia Tuxbury Salem
--------------------------------------
Patricia Tuxbury Salem

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